Exhibit 99.2

Dear Air Methods team members,

I am writing to share some important and exciting news about the future of Air Methods. Moments ago we announced that we have entered into a definitive agreement to be acquired by affiliates of American Securities LLC, a leading U.S. investment firm that invests in market-leading North American companies with annual revenues generally ranging from $200 million to $2 billion and/or $50 million to $200 million of EBITDA. You can read today’s press release here.

Under the terms of the agreement, American Securities is purchasing all Air Methods’ outstanding shares for $43.00 per share and will assume all debts of the company.  The transaction, which was unanimously approved by our Board of Directors, is expected to close by the end of the second calendar quarter of this year.  Following the close of the transaction, Air Methods will become a privately-held company and Air Methods’ common shares will no longer be listed on any public market.

Please remember that today’s announcement is the first step in the transaction. The closing of this transaction is subject to customary conditions, including more than 50% of Air Methods’ outstanding common shares being tendered in the American Securities’ offer and the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. We will continue to update you and provide additional details as we move toward closing this transaction. Until then, it is business as usual here. The most important thing we can do is to stay focused on our day-to-day responsibilities of giving more tomorrows to our patients, customers and co-workers and enriching the lives of our tourism customers through awe-inspiring experiences.

This is a pivotal moment in Air Methods’ history.  The Board and I are confident that this transaction will help us to continue growing our business and accelerating our pace of progress. Our mission remains to deliver vital life-saving services for patients and amazing tourism offerings. As a private company, we also expect to benefit from added operational flexibility.

We believe American Securities will be a great partner that supports our long-term strategy. The American Securities team has an impressive track record of delivering success in businesses with tremendous potential. Through this process, the Air Methods’ management team has come to know the American Securities team, and they have great respect for our employees and our business and are eager to help Air Methods continue to grow and evolve.

I am sure many of you have questions about what this means for you and for the future of Air Methods.  I will be hosting a Podcast later today at 9:30am MT to discuss the announcement and address your questions. The Podcast will be available online at http://edge.media-server.com/m/p/uc556y7p or via phone at (877) 556-5251.

If you receive any media or other outside inquiries, please direct them to Christina Ward at 832-671-5187; christina.ward@airmethods.com. If any customers or partners reach out with questions regarding the transaction, please direct them to your business leaders as appropriate. Any investor inquiries should be referred to Peter Csapo at 303-792-7561; peter.csapo@airmethods.com or Kevin Campbell at 303-749-1342; kevin.campbell@airmethods.com.

Thank you again for your hard work every day and your commitment to Air Methods, our partners, patients and customers. We appreciate all of you and your continued loyalty and focus during this exciting period of transition.

I am confident that we have a bright future ahead and today’s news is an important step towards realizing our next chapter.

Sincerely,

Aaron Todd
Chief Executive Officer

Forward Looking Statements

This communication contains forward-looking information relating to Air Methods and the proposed transaction that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed acquisition; American Securities’ plans, objectives, expectations and intentions; the financial condition, results of operations and business of Air Methods; industry, business strategy, goals and expectations concerning Air Methods’ market position, future operations, future performance and profitability; and the anticipated timing of closing of the acquisition. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing of the acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as to how many Company’s stockholders will tender their shares in the tender offer and the possibility that the acquisition does not close; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require Air Methods to pay a termination fee or other expenses; risks regarding the failure to obtain the necessary financing to complete the proposed acquisition; risks related to the debt financing arrangements entered into in connection with the proposed acquisition; risks related to the potential impact of the announcement or consummation of the proposed transaction on Air Methods’ important relationships, including with employees, suppliers and customers; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Air Methods’ common stock and on Air Methods’ operating results; significant transaction costs; the risk of litigation and/or regulatory actions related to the proposed acquisition; the possibility that competing offers will be made; and risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period. Other factors that may cause actual results to differ materially include those that will be set forth in the Tender Offer Statement on Schedule TO and other tender offer documents filed by ASP AMC Intermediate Holdings, Inc. (“Parent”) and ASP AMC Merger Sub, Inc.(“Merger Sub”) each of which are affiliates of American Securities. Many of these factors are beyond Company’s control. A further description of risks and uncertainties relating to Air Methods can be found in its Annual Reports on Form 10-K for the fiscal year ended December 31, 2016 and in their subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov. Unless otherwise required by applicable law, Air Methods disclaims any intention or obligation to update forward-looking statements contained in this document as the result of new information or future events or developments.

Additional Information And Where To Find It

The tender offer referred to in this communication has not yet commenced. This document is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. At the time the tender offer is commenced, Parent and Merger Sub intend to file with the SEC a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Air Methods intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Parent, Merger Sub and Air Methods intend to mail these documents to Air Methods’ stockholders. Company stockholders are advised to read the Schedule TO (including the offer to purchase, the related letter of transmittal and the other offer documents) and the Schedule 14D-9, as each may be amended or supplemented from time to time, and any other relevant documents filed with the SEC when they become available, before making any decision with respect to the tender offer because these documents will contain important information about the proposed transaction and the parties thereto. Company stockholders and investors may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) at the SEC’s website at www.sec.gov.